                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THE WALT DISNEY COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                [LOGO OF THE WALT DISNEY COMPANY APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD FEBRUARY 23, 1999

                               ----------------

To our Stockholders:

  The 1999 annual meeting of stockholders of The Walt Disney Company will be held at The 5th Avenue Theatre, 1308 5th Avenue, Seattle, Washington, on Tuesday, February 23, 1999, beginning at 10:00 a.m. local time. At the meeting, stockholders will act on the following matters:

    (1) Election of five directors, each for a term of one year;

    (2) Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 1999;

    (3) Consideration of three stockholder proposals; and

    (4) Any other matters that properly come before the meeting.

  Stockholders of record at the close of business on December 28, 1998 are entitled to vote at the meeting or any postponement or adjournment.

IF YOU PLAN TO ATTEND:

  PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO STOCKHOLDERS AND ONE GUEST. ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION AND SEATING WILL BEGIN AT 9:00 A.M. EACH STOCKHOLDER MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS A DRIVER'S LICENSE OR PASSPORT. STOCKHOLDERS HOLDING STOCK IN BROKERAGE ACCOUNTS ("STREET NAME" HOLDERS) WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE. PARKING IS AVAILABLE AT LOCAL GARAGES; FEES FOR PARKING RANGE FROM $5 TO $10. CAMERAS, RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

                                          By order of the Board of Directors,

                                          /s/ Marsha L. Reed
                                          Marsha L. Reed
                                          Corporate Secretary

January 4, 1999
Burbank, California

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ABOUT THE MEETING.........................................................   1
  What is the purpose of the annual meeting?..............................   1
  Who is entitled to vote?................................................   1
  Who can attend the meeting?.............................................   1
  What constitutes a quorum?..............................................   1
  How do I vote?..........................................................   1
  Can I vote by telephone or electronically?..............................   2
  Can I change my vote after I return my proxy card?......................   2
  How do I vote my 401(k) shares?.........................................   2
  What are the Board's recommendations?...................................   2
  What vote is required to approve each item?.............................   2
STOCK OWNERSHIP...........................................................   3
  Who are the largest owners of the Company's stock?......................   3
  How much stock do the Company's directors and executive officers own?...   3
ITEM 1--ELECTION OF DIRECTORS.............................................   5
  Directors Standing for Election.........................................   5
  Directors Continuing in Office..........................................   6
  Certain Relations and Related Transactions..............................   9
  Executive Compensation..................................................  10
    Report of the Compensation Committee and the Executive Performance
     Subcommittee on Executive Compensation...............................  10
    Compensation Committee Interlocks and Insider Participation...........  12
    Employment Agreement with Michael D. Eisner...........................  13
    Executive Compensation Summary Table..................................  14
    Option Grants for Fiscal 1998.........................................  15
    Option Exercises and Values for Fiscal 1998...........................  16
    Retirement Plans......................................................  16
  Comparison of Five-Year and Fourteen-Year Cumulative Total Returns......  17
ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS............  19
ITEM 3--STOCKHOLDER PROPOSALS.............................................  19
  Proposal 1--Year 2000...................................................  19
  Proposal 2--Contract Supplier Standards.................................  21
  Proposal 3--Future Adoption of a Shareholder Rights Plan................  23
OTHER MATTERS.............................................................  24
ADDITIONAL INFORMATION....................................................  24

                        [LOGO OF THE WALT DISNEY COMPANY]

                         500 SOUTH BUENA VISTA STREET
                           BURBANK, CALIFORNIA 91521

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This proxy statement contains information related to the annual meeting of stockholders of The Walt Disney Company to be held on Tuesday, February 23, 1999, beginning at 10:00 a.m., at The 5th Avenue Theatre, 1308 5th Avenue, Seattle, Washington, and at any postponements or adjournments thereof.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

  At the Company's annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, ratification of the Company's independent auditors and consideration of proposals submitted by stockholders. In addition, the Company's management will report on the performance of the Company during fiscal 1998 and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE?

  Only stockholders of record at the close of business on the record date, December 28, 1998, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

WHO CAN ATTEND THE MEETING?

  All stockholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:00 a.m. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

  Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

  Parking is available at local garages; fees for parking range from $5 to $10.

WHAT CONSTITUTES A QUORUM?

  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 2,049,862,650 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO I VOTE?

  If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

  If you are a registered stockholder (that is, if you hold your stock in your own name), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card.

  If your shares are held in "street name," you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or electronically.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

  Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

HOW DO I VOTE MY 401(K) SHARES?

  If you participate in the Disney Savings and Investment Plan or the ABC, Inc. Savings and Investment Plan (i.e., the Company's "401(k)" plans), you may vote an amount of shares of common stock of the Company equivalent to the interest in the Company's common stock credited to your account as of the record date. You may vote by instructing Fidelity Management Trust Company, the trustee of both plans, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions received by February 17, 1999. If you do not send instructions, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions.

  You may also revoke previously given voting instructions by February 17, 1999 by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

  Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

  . for election of the nominated slate of directors (see page 5);

  . for ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors (see page 19); and

  . against approval of each of the stockholder proposals (see pages 19-24).

  With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

  ELECTION OF DIRECTORS. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

  OTHER ITEMS. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

  If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S STOCK?

  The Company knows of no single person or group that is the beneficial owner of more than 5% of the Company's common stock.

HOW MUCH STOCK DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

  The following table shows the amount of common stock of the Company beneficially owned (unless otherwise indicated) by the Company's directors, the executive officers of the Company named in the Summary Compensation Table below and the directors and executive officers of the Company as a group. Except as otherwise indicated, all information is as of December 28, 1998.

                                STOCK OWNERSHIP

                                 AGGREGATE NUMBER     ACQUIRABLE   PERCENT OF
                                    OF SHARES         WITHIN 60      SHARES
             NAME            BENEFICIALLY OWNED(1)(2)  DAYS(3)   OUTSTANDING(4)

  Reveta F. Bowers..........             3,529            6,600         *
  Roy E. Disney.............        17,825,204          480,000         *
  Michael D. Eisner.........        10,770,543(5)     1,999,992         *
  Judith L. Estrin..........             1,000               --         *
  Stanley P. Gold...........            12,228            7,200         *
  Sanford M. Litvack........            34,067        1,350,000         *
  Ignacio E. Lozano, Jr.....            16,764            7,200         *
  George J. Mitchell........             7,213            7,200         *
  Peter E. Murphy...........             3,740          222,700         *
  Thomas S. Murphy..........         3,291,080            7,200         *
  Leo J. O'Donovan, S.J.....                --               --        --
  Sidney Poitier............             3,899            7,200         *
  Irwin E. Russell..........            13,002            7,200         *
  Thomas O. Staggs..........             6,678          210,000         *
  Robert A.M. Stern.........             1,872            7,200         *
  Andrea Van de Kamp........               200               --         *
  Raymond L. Watson.........            40,310            7,200         *
  Gary L. Wilson............             3,974            7,200         *
  All current directors and
   executive officers as a
   group (20 persons).......        32,046,086        4,544,092       1.8%

  * Represents less than 1% of the Company's outstanding common stock.

(1) The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Certain of the Company's directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

  . Mr. Eisner--88,800 shares held by his wife directly and as custodian for their children, 36,000 shares held in a trust for his children, 21,600 shares held in trusts of which Mr. Eisner is a trustee and 9,600 shares held in a trust of which Mr. Eisner is the income beneficiary;

  . Mr. Disney--768,960 shares held in trusts for the benefit of his children or grandchildren, of which Mr. Disney is the trustee; and 1,248 shares beneficially owned by Shamrock Holdings, Inc., of which both Mr. Disney and his wife are officers and directors and the shares of which are held by Mr. Disney, his wife, certain of his children, trusts for the benefit of his children and custodial accounts for the benefit of certain of his children and grandchildren;

  . Mr. Gold--4,820 shares held by his wife and 1,248 shares beneficially owned by Shamrock Holdings, Inc., of which he is an officer and director;

  . Mr. Litvack--150 shares held by a trust of which he is a co-trustee;

  . Mr. Lozano--1,320 shares that he holds as custodian for the benefit of his child;

  . Thomas Murphy--52,170 shares held in trust for the benefit of a non-family member and 1,320 shares owned by Mr. Murphy's wife; and

  . Mr. Staggs--900 shares held in trust for members of his family.

  All current directors and executive officers as a group disclaim beneficial ownership of an aggregate of 986,888 shares.

(2) For executive officers, includes interests in shares held in the Disney Salaried Savings and Investment Plan, with respect to which participants have voting power but no investment rights: Mr. Eisner--25,998 shares; Mr. Litvack--2,567 shares; Peter Murphy--1,740 shares; Mr. Staggs--4,651 shares; and all current executive officers as a group 45,939 shares. For non-employee directors participating in the Company's 1997 Non-employee Directors Stock and Deferred Compensation Plan, includes share units credited as of September 30, 1998, to the director's account: Ms. Bowers-- 2,929; Mr. Gold--1,180; Sen. Mitchell--2,113; Mr. Murphy--3,462; Mr.
    Poitier--1,124; Mr. Russell--1,002; Mr. Stern--947; Mr. Watson--1,190; and Mr. Wilson--974. Participating directors do not have current voting or investment power with respect to these share units, which are payable solely in shares of common stock upon termination of service.

(3) Reflects the number of shares that could be purchased by exercise of options available at December 28, 1998 or within 60 days thereafter under the Company's stock option plans.

(4) Based on the number of shares outstanding at, or acquirable within 60 days of, December 28, 1998.

(5) Does not include 1,125,000 shares held by The Eisner Foundation, Inc., a charitable not-for-profit corporation in which Mr. Eisner has no pecuniary interest.

  Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of the Company's directors and executive officers complied during fiscal 1998 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with the exception of the purchase of 925 shares by Mr. Poitier in February 1998, which was reported in July 1998, and an option exercise with respect to 300 shares in July 1998 by Ms. Bowers, which was reported in September 1998. Both of these late filings resulted from administrative oversights at the Company. In addition, Mr. Gold inadvertently failed to report a July 1998 purchase by his wife of 500 shares, as to which he disclaims beneficial ownership, until November 1998.

                         ITEM 1--ELECTION OF DIRECTORS

                        DIRECTORS STANDING FOR ELECTION

  The Board of Directors is currently divided into three classes, having three-year terms that expire in successive years. During 1998, the Company amended its certificate of incorporation, after approval by the Company's stockholders at the 1998 annual meeting, to provide for the elimination of the classification of the Board by 2001. Under the amended certificate of incorporation, all directors elected by stockholders after the 1998 annual meeting, regardless of class, are elected for a one-year term.

  The current three-year term of office of directors in Class III expires at the 1999 annual meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class III directors, be re-elected to Class III for a new term of one year and until their successors are duly elected and qualified.

  Each of the nominees has consented to serve a one-year term. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

  CLASS III DIRECTORS. The directors standing for election are:

  JUDITH L. ESTRIN                                         Director since 1998

  Ms. Estrin, 43, currently serves as Chief Technology Officer and Senior Vice President of Cisco Systems Inc., a company that develops hardware and software to link computer systems. She was formerly President and Chief Executive Officer of Precept Software, Inc., a developer of networking software of which she was co-founder, from March 1995 until its acquisition by Cisco in April 1998. Ms. Estrin was a computer industry consultant from September 1994 to March 1995, and served Network Computer Devices as President and Chief Executive Officer from October 1993 to September 1994 and as Executive Vice President from July 1988 to October 1993. She also serves as a director of FDX Corporation, an international provider of transportation and delivery services, and Sun Microsystems, Inc., a supplier of network computing products.

  SANFORD M. LITVACK                                       Director since 1995

  Mr. Litvack, 62, has served as Senior Executive Vice President and Chief of Corporate Operations of the Company since August 1994, serving concurrently as the Company's General Counsel until July 1998. He previously served as Senior Vice President and General Counsel from April 1991 through June 1992 and as Executive Vice President--Law and Human Resources from June 1992 to August 1994. Mr. Litvack was a litigation partner with the law firm of Dewey Ballantine from 1987 until joining the Company in 1991.

  SIDNEY POITIER                                           Director since 1994

  Mr. Poitier, 71, is an actor, director and writer, serving as Chief Executive Officer of Verdon-Cedric Productions, a film production company. Mr. Poitier has won many awards, including the Academy Award(R) for Best Actor, the American Film Institute's Lifetime Achievement Award and the Kennedy Center Honors. He belongs to numerous civic organizations, including the Children's Defense Fund, the NAACP Legal Defense and Education Fund and the Natural Resources Defense Council. In addition, he is the Ambassador to Japan from the Commonwealth of the Bahamas.

  ROBERT A.M. STERN                                        Director since 1992

  Mr. Stern, 59, is a practicing architect, teacher and writer. He is Senior Partner of Robert A.M. Stern Architects of New York, which he founded, and a Fellow of the American Institute of Architects. Mr. Stern is also Dean of the Yale School of Architecture and previously served as a professor and Director of the Historic Preservation Department at the Graduate School of Architecture, Planning and Preservation at Columbia University. Mr. Stern is the design architect of the Yacht and Beach Club hotels, the Boardwalk Hotel and the Casting Center at the Walt Disney World Resort and the Newport Bay Club and the Cheyenne Hotel at Disneyland Paris. He is also the design architect of the Feature Animation Building at the Company's headquarters in Burbank, California.

  ANDREA VAN DE KAMP                                       Director since 1998

  Ms. Van de Kamp, 55, has served as Chairman of Sotheby's West Coast, a unit of the international auction company, since 1989, and is a member of the Board of Directors of Sotheby's North America. She also serves as a director of City National Bank and Jenny Craig International, and as Chairman of the Board of the Los Angeles Music Center, Inc. In addition, Ms. Van de Kamp is a trustee of Pomona College, in Pomona, California.

                        DIRECTORS CONTINUING IN OFFICE

  CLASS I DIRECTORS. The following Class I directors were elected at the Company's 1997 annual meeting for terms ending in 2000:

  REVETA F. BOWERS                                         Director since 1993

  Mrs. Bowers, 50, has been an administrator and the Head of School for the Center for Early Education, an independent school for pre-school through sixth grade located in Los Angeles, since 1976. Mrs. Bowers is a member of the Board of Directors of several non-profit educational organizations, including the National Association of Independent Schools, The Institute for Educational Advancement, The Fulfillment Fund and the Coalition for Justice.

  ROY E. DISNEY                                      Director since June 1984;
                                                   also from 1967 to March 1984

  Mr. Disney, 68, has been Vice Chairman of the Board of Directors of the Company since 1984, and since November 1985 has also served as head of the Company's animation department. In addition, Mr. Disney is Chairman of the Board of Shamrock Holdings, Inc., which, through its subsidiaries, is engaged in real estate development and the making of investments. Mr. Disney is a nephew of the late Walt Disney.

  IGNACIO E. LOZANO, JR.                                   Director since 1981

  Mr. Lozano, 71, is Chairman of Lozano Enterprises, which publishes La Opinion, the largest Spanish-language newspaper in the Los Angeles metropolitan area. Mr. Lozano was Publisher and Editor of La Opinion from 1953 to 1986, except for the period from 1976 through 1977 when he was the United States Ambassador to El Salvador. Mr. Lozano is a member of the Boards of Directors of Sempra Energy, a holding company, and its subsidiaries Southern California Gas Co. and San Diego Gas and
  Electric Co.; Pacific Mutual Holding Company and its subsidiaries Pacific LifeCorp and Pacific Life Insurance Company; and a number of public service and charitable organizations.

  GEORGE J. MITCHELL                                       Director since 1995

  Senator Mitchell, 65, is special counsel to the law firm of Verner, Liipfert, Bernhard, McPherson & Hand in Washington, D.C. and senior counsel to the firm of Preti, Flaherty, Beliveau & Pachios in Portland, Maine. He also serves as an advisor to B.T. Wolfensohn, an investment banking firm. He served as a United States Senator for fifteen years commencing in 1980, and was Senate Majority Leader from 1989 to 1995. Senator Mitchell is a member of the Board of Directors of UNUM Corporation, a disability insurance company; FDX Corporation, an international provider of transportation and delivery services; Xerox Corporation, a manufacturer of photocopier equipment; KTI, Inc., a waste management and recycling company; and Staples, Inc., an office supply company. He is also a trustee of Starwood Hotels & Resorts. He has also served as Chairman of the Peace Negotiations in Northern Ireland, the Ethics Committee of the U.S. Olympic Committee and the National Health Care Commission.

  GARY L. WILSON                                           Director since 1985

  Mr. Wilson, 58, has been Chairman of the Board of Directors of Northwest Airlines Corporation since April 1997, having served as Co-Chairman of the Board of Directors from 1991 to 1997 and as a director since 1989. From 1985 through 1989, he was Executive Vice President and Chief Financial Officer of the Company. Prior to joining the Company, Mr. Wilson was Executive Vice President and Chief Financial Officer of Marriott Corporation, a diversified company involved in lodging, food service and related businesses. Mr. Wilson is a director of On Command Corporation, a provider of in-room, on-demand video entertainment and information services to the domestic lodging industry, and CB Richard Ellis Services, Inc., a commercial real estate services company. He also serves on the board of trustees of Duke University and the board of overseers of the Wharton School at the University of Pennsylvania.

  CLASS II DIRECTORS. The following Class II directors were elected at the Company's 1998 annual meeting for terms ending in 2001:

  MICHAEL D. EISNER                                        Director since 1984

  Mr. Eisner, 56, has served as Chairman of the Board and Chief Executive Officer of the Company since 1984. Prior to joining the Company, Mr. Eisner was President and Chief Operating Officer of Paramount Pictures Corp., which was then a wholly owned subsidiary of Gulf+Western Industries, Inc. Prior to joining Paramount in 1976, Mr. Eisner was Senior Vice President, Prime Time Programming, for ABC Entertainment, a division of the American Broadcasting Company, Inc., with responsibility for the development and supervision of all prime-time series programming, limited series movies made for television and the acquisition of talent.

  STANLEY P. GOLD                                         Director since 1987;
                                               also from June to September 1984

  For more than the past five years, Mr. Gold, 56, has served as President and Chief Executive Officer of Shamrock Holdings, Inc. Since 1990, Mr. Gold has been President of Trefoil Investors, Inc., the general partner of Trefoil Capital Investors, L.P., an investment partnership, as well as President of Shamrock Capital Advisors, Inc., which acts as manager of the partnership.

  THOMAS S. MURPHY                                         Director since 1996

  Mr. Murphy, 73, was Chairman of the Board and Chief Executive Officer of Capital Cities/ABC, Inc. for 24 years from 1966 to 1990 and from February 1994 until his retirement in February 1996. Mr. Murphy is also a director of Columbia/HCA Healthcare Corp., a provider of health care services, and Doubleclick Inc., a provider of Internet advertising services.

  LEO J. O'DONOVAN, S.J.                                   Director since 1996

  Since 1989, Fr. O'Donovan, 64, has been President of Georgetown University, where he also holds an appointment as Professor of Theology. He serves on a number of higher education boards, including that of the Association of Catholic Colleges and Universities, and is a member of the Steering Committee of Presidents for the America Reads initiative. He is a former member of the National Council on the Arts of the National Endowment for the Arts and past chair of the Consortium on Financing Higher Education.

  IRWIN E. RUSSELL                                         Director since 1987

  Mr. Russell, 72, is an attorney presently engaged in private practice, who has served as an attorney and executive in the entertainment industry for many years. He serves as an independent member of the Board of Directors of The Lipper Funds, Inc., a mutual fund group, and of the Southern California Tennis Association, a nonprofit association. He also serves as an ad hoc arbitrator for the Federal Mediation and Conciliation Service and the American Arbitration Association.

  RAYMOND L. WATSON                                        Director since 1974

  Mr. Watson, 72, has served as Chairman of the Executive Committee of the Company's Board of Directors since 1984 and was Chairman of the Board of the Company from May 1983 to September 1984. Since 1986, Mr. Watson has been Vice Chairman of the Board of The Irvine Company, a land development company. From 1985 to 1986, he was Regents Professor in the Graduate School of Management at the University of California, Irvine. Mr. Watson is also a director of Irvine Apartment Communities (IAC), a real estate investment trust; Pacific Mutual Holding Company and its subsidiaries Pacific LifeCorp and Pacific Life Insurance Company; Mitchell Energy & Development Co., a company engaged in oil and gas exploration, production, distribution and land development; and the Public Policy Institute of California, a non-profit public policy research institute.

HOW ARE DIRECTORS COMPENSATED?

  BASE COMPENSATION. Each non-employee director receives a retainer based on an annualized rate of $35,000, together with a fee of $1,000 per Board or Committee meeting attended. Non-employee directors may elect to receive all or part of their retainer and meeting fees either in common stock or in cash or stock unit accounts. Any such elections are effective until termination of the participating director's service as a director. All of the non-employee directors other than Fr. O'Donovan are currently participating in this plan. Directors who are also employees of the Company receive no additional compensation for service as directors.

  OPTIONS. Each non-employee director receives an automatic grant, on March 1 of each year, of options to purchase 6,000 shares of common stock. For fiscal 1998, Ms. Bowers, Fr. O'Donovan and Messrs. Gold, Lozano, Mitchell, Murphy, Poitier, Russell, Stern, Watson and Wilson received grants under this plan. Each option grant, vesting in equal installments over five years and having a ten-year term, permits the holder to purchase shares at their fair market value on the date of grant, which was $36.82 in the case of options granted in 1998.

HOW OFTEN DID THE BOARD MEET DURING FISCAL 1998?

  The Board of Directors met six times during fiscal 1998. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he or she served.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

  The Board of Directors has standing Executive, Compensation, Audit Review and Nominating Committees. In addition, the Board has created an Executive Performance Subcommittee of the Compensation Committee.

                          BOARD COMMITTEE MEMBERSHIP


                                                   EXECUTIVE     AUDIT
                           EXECUTIVE COMPENSATION PERFORMANCE   REVIEW   NOMINATING
            NAME           COMMITTEE  COMMITTEE   SUBCOMMITTEE COMMITTEE COMMITTEE
  Reveta F. Bowers........                 *            *           *         *
  Roy E. Disney...........      *
  Michael D. Eisner.......      *
  Judith L. Estrin........                                          *
  Stanley P. Gold.........                 *           **                    **
  Sanford M. Litvack......
  Ignacio E. Lozano, Jr...                 *            *          **
  George J. Mitchell......                                          *         *
  Thomas S. Murphy........      *         **
  Leo J. O'Donovan, S.J...                                          *
  Sidney Poitier..........                 *            *
  Irwin E. Russell........      *
  Robert A.M. Stern.......
  Andrea Van de Kamp......                                                    *
  Raymond L. Watson.......     **          *                        *
  Gary L. Wilson..........                                                    *

  * Member.
 ** Chair.

  EXECUTIVE COMMITTEE. The Executive Committee possesses all of the powers of the Board except the power to issue stock, approve mergers with nonaffiliated corporations or declare dividends (except at a rate or in a periodic amount or within a price range established by the Board), and certain other powers specifically reserved by Delaware law to the Board. In fiscal 1998, the Executive Committee held no meetings, but took action by unanimous written consent four times.

  COMPENSATION COMMITTEE. The Compensation Committee is charged with reviewing the Company's general compensation strategy (except with respect to matters entrusted to the Executive Performance Subcommittee as described below); establishing salaries and reviewing benefit programs (including pensions) for the Chief Executive Officer and those persons who report directly to him; reviewing, approving, recommending and administering the Company's incentive compensation and stock option plans and certain other compensation plans; and approving certain employment contracts. In fiscal 1998, the Compensation Committee met seven times.

  EXECUTIVE PERFORMANCE SUBCOMMITTEE. The Executive Performance Subcommittee of the Compensation Committee has as its principal responsibility to review and advise the Board with respect to performance-based compensation of corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code. (Section 162(m) limits the deductibility of compensation in excess of $1,000,000 paid to a corporation's chief executive officer and four other most highly compensated executive officers, unless certain conditions are met.) The Subcommittee met three times during fiscal 1998.

  AUDIT REVIEW COMMITTEE. The Audit Review Committee met three times during fiscal 1998. Its functions are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company's policies relating to ethics and conflicts of interests; discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters, including "Year 2000" matters; and review the activities and recommendations of the Company's management audit department.

  NOMINATING COMMITTEE. The Nominating Committee is responsible for soliciting recommendations for candidates for the Board of Directors; developing and reviewing background information for candidates; making recommendations to the Board regarding such candidates; and reviewing and making recommendations to the Board with respect to candidates for directors proposed by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to the Company's Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. The Nominating Committee met once during fiscal 1998.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During fiscal 1998, Company subsidiaries retained the firm of Robert A.M. Stern Architects, of which Mr. Stern is Senior Partner, for architectural services relating to the Celebration project in Florida and the Anaheim Stadium in California. Payments to Mr. Stern's firm for these services aggregated $57,225 during the year. Mr. Stern's firm also provided architectural services during the year to Oriental Land Co., Ltd., the Japanese corporation that owns and operates Tokyo Disneyland under license from the Company's subsidiary Disney Enterprises, Inc., and Euro Disney S.C.A., the French company that owns and operates the Disneyland Paris Resort, also under license from Disney Enterprises, Inc. The Company indirectly owns 39% of Euro Disney S.C.A., which is managed by a Company subsidiary. Payments to Mr. Stern's firm by Oriental Land Co., Ltd., and Euro Disney S.C.A. during fiscal 1998 totalled $402,738.

  Senator Mitchell provides consulting services to the Company with respect to a variety of matters affecting the Company's international business operations and development efforts. During fiscal 1998, the Company paid Senator Mitchell an aggregate of $50,000 for these services.

                            EXECUTIVE COMPENSATION

  The following Report of the Compensation Committee and the Executive Performance Subcommittee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

REPORT OF THE COMPENSATION COMMITTEE AND THE EXECUTIVE PERFORMANCE SUBCOMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors and the Committee's Executive Performance Subcommittee have furnished the following report on executive compensation for fiscal 1998.

WHAT IS THE COMPANY'S PHILOSOPHY OF EXECUTIVE OFFICER COMPENSATION?

  The Company's compensation program for executives consists of three key elements:

  .a base salary,
  .a performance-based annual bonus, and
  .periodic grants of stock options.

  The Compensation Committee and the Executive Performance Subcommittee believe that this three-part approach best serves the interests of the Company and its stockholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of stockholders. Under this approach, compensation for these officers involves a high proportion of pay that is "at risk"--namely, the annual bonus and stock options. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on an evaluation of the contribution made by the officer to Company performance. (Bonus arrangements applicable to the Company's Chief Executive Officer are described below.) Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company's stockholders.

  BASE SALARY. Base salaries for the Company's executive officers, as well as changes in such salaries, are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contribution and experience of the officer, and the length of the officer's service. Under the Chief Executive Officer's direction, the Chief of Corporate Operations reviews all salary recommendations with the Compensation Committee, which then approves or disapproves such recommendations. The Chief Executive Officer reviews any salary recommendations for the Chief of Corporate Operations with the Compensation Committee.

  ANNUAL BONUS. Annual bonuses for fiscal 1998 paid to executive officers of the Company were granted under the Company's Annual Bonus Performance Plan for Executive Officers (formerly the 1997 Cash Bonus Performance Plan). This plan, which permits the payment of awards in stock as well as cash, is administered by the Executive Performance Subcommittee and provides for performance-based bonuses for executives who are or in the opinion of the Subcommittee may become "covered employees" under Section 162(m) of the Internal Revenue Code.

  Under the plan, the Subcommittee establishes specific annual "performance targets" for each covered executive officer for performance periods of one or more years. The performance targets may be based on one or more of the following business criteria: net income, return on equity, return on assets or earnings per share (in each case as defined in the plan), or on any combination thereof, and must be established while actual performance relative to the target remains substantially uncertain within the meaning of Section 162(m). At the same time, the Subcommittee establishes an objective formula or standard for calculating the maximum bonus payable to each participating executive officer. The maximum bonus for any fiscal year may not exceed $10,000,000 or, if less, ten times the executive's base salary ($15,000,000 or, if less, 20 times base salary, in the case of the Chief Executive Officer) or $50,000,000 ($75,000,000 in the case of the Chief Executive Officer) over the five-year term of the plan. These maximum bonus amounts were set above the Company's historical bonus levels for executives other than the Chief Executive Officer because the Section 162(m) regulations allow only "negative discretion" in respect of this type of plan, and the Subcommittee wanted flexibility to recognize exceptional individual performance when warranted.

  Within these limits, the Subcommittee has sole discretion to determine the actual amount of each bonus, and whether payment or vesting of a bonus will be deferred, subject in each case to the plan's terms and any other written commitment authorized by the Subcommittee. The Subcommittee may also exercise "negative discretion" by establishing additional conditions or terms for the payment of bonuses, such as the establishment of other financial, strategic or individual goals, which may be objective or subjective.

  For fiscal 1998, the Subcommittee established an overall Company performance target based upon the achievement of a specified level of net income for the Company as a whole. After the end of the fiscal year, the Subcommittee confirmed that the 1998 target had been achieved and that annual bonuses could therefore be paid under the plan. In arriving at an actual bonus amount for each executive, including the Chief Executive Officer, the Subcommittee then considered several specific factors, including overall Company performance as compared to both budgeted and prior fiscal year performance; the extent to which the Company achieved its overall financial goals of growth in earnings and return on stockholders' equity; the amount of the Company-wide bonus pool, as described below; and each executive's individual achievements. Based upon these factors, the Subcommittee awarded the bonuses set forth below in the Summary Compensation Table.

  For bonus-eligible executives who are not covered by the Annual Bonus Performance Plan, the Company's Chief Executive Officer, working with the Chief of Corporate Operations, develops a Company-wide bonus pool following each fiscal year. The size of the bonus pool is based upon a subjective assessment of overall Company and individual business unit performance as compared to both budgeted and prior fiscal year performance and the extent to which the Company achieved its overall financial goals of growth in earnings and return on stockholders' equity. The amount of the bonus pool is subject to the approval of both the Compensation Committee and the Board of Directors as a whole. Once the overall bonus pool is approved, the Company's senior management makes individual bonus recommendations to the Compensation Committee, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to the Company's overall performance.

  STOCK OPTIONS. Under the stock option guidelines adopted by the Compensation Committee, stock option grants may be made to executive officers upon initial employment, upon promotion to a new, higher level position that entails increased responsibility and accountability, in connection with the execution of a new employment agreement, and/or when all previously granted stock options have either fully vested or are within twelve months of full vesting. Using these guidelines, the Chief of Corporate Operations, under the direction of the Chief Executive Officer, recommends the number of options to be granted, within a range associated with the individual's salary level, and presents this to the Compensation Committee (or to the Executive Performance Committee, in the case of executive officers subject to Section 162(m)) for review and approval. The Chief Executive Officer and/or the Chief of Corporate Operations may make recommendations that deviate from the guidelines where they deem it appropriate. While options typically vest over a minimum five-year period, options granted to certain executive officers have longer vesting periods.

HOW IS THE COMPANY'S CHIEF EXECUTIVE OFFICER COMPENSATED?

  As Chief Executive Officer, Mr. Eisner is compensated pursuant to an employment agreement entered into in January 1997, which replaced his 1989 employment agreement. The agreement, which extends through September 30, 2006, subject to earlier termination under certain circumstances, provides for an annual base salary of $750,000, the same base salary that Mr. Eisner has received since 1984. Mr. Eisner's bonuses for fiscal 1997 and 1998 were determined under the Annual Bonus Performance Plan described above, and beginning in fiscal 1999 bonuses were to be determined pursuant to a bonus formula based on a compounded earnings growth rate of the Company above a specified level. (See "Employment Agreement with Michael D. Eisner" below.) However, because certain types of transactions of the Company not in the ordinary course, such as the

Company's acquisition of 43% of the common stock of Infoseek Corporation in November 1998, could materially affect the determination of the bonus in a manner not contemplated by the employment agreement, the Company requested a renegotiation of the bonus formula pursuant to a provision of Mr. Eisner's employment agreement that permits such a renegotiation under certain circumstances. (See "Employment Agreement with Michael D. Eisner" below.) As a result, on December 28, 1998, the Company and Mr. Eisner entered into an amendment of his employment agreement to provide that Mr. Eisner's bonus for fiscal year 1999 will continue to be determined pursuant to the Annual Bonus Performance Plan rather than pursuant to the bonus formula and that during fiscal 1999 the parties will negotiate and agree upon a new bonus plan applicable to fiscal years 2000 and beyond.

  Because it is the Company's intent to continue to structure Mr. Eisner's performance-based compensation in a manner that complies with Section 162(m) of the Internal Revenue Code (see "How is the Company addressing Internal Revenue Code limits on deductibility of compensation?" below), it is anticipated that any new bonus plan will be submitted to the Company's stockholders for approval at the annual meeting of stockholders for the year 2000.

  In connection with the 1997 employment agreement, the Compensation Committee granted Mr. Eisner options to acquire 24,000,000 shares of Company common stock (as adjusted to give effect to the 1998 stock split), with vesting of the earliest options delayed for seven years (except in the event of early termination of his employment under certain circumstances described below) and with a significant portion vesting later (subject to the same exception) and bearing exercise prices at 125%, 150% and 200% of fair market value at the date of grant.

HOW IS THE COMPANY ADDRESSING INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION?

  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Executive Performance Subcommittee currently intends to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.

  The Board, the Compensation Committee and the Executive Performance Subcommittee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Members of the Compensation Committee       Members of the Executive Performance Subcommittee
Thomas S. Murphy (Chairman)                 Stanley P. Gold (Chairman)
Reveta F. Bowers                            Reveta F. Bowers
Stanley P. Gold                             Ignacio E. Lozano, Jr.
Ignacio E. Lozano, Jr.                      Sidney Poitier
Sidney Poitier
Raymond L. Watson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Board's Compensation Committee is or has been an officer or employee of the Company, except Mr. Watson, who was Chairman of the Board of Directors of the Company from May 1983 to September 1984. Mr. Murphy was Chairman of the Board and Chief Executive Officer of Capital Cities/ABC, Inc. prior to its acquisition by the Company, but has not held any office with the Company or its subsidiaries since the acquisition.

  None of the members of the Executive Performance Subcommittee is or has been an officer or employee of the Company.

                  EMPLOYMENT AGREEMENT WITH MICHAEL D. EISNER

  Mr. Eisner serves as Chief Executive Officer of the Company pursuant to an employment agreement entered on January 8, 1997, and amended on December 28, 1998. The agreement provides for Mr. Eisner's employment through September 30, 2006 (subject to earlier termination in certain circumstances as described below), at a base salary of $750,000 per year. Under the agreement, bonus compensation for fiscal years 1997 and 1998 was determined pursuant to the terms of the Company's Annual Bonus Performance Plan. Thereafter, Mr. Eisner's annual bonus compensation was to have been determined through a bonus formula in his employment agreement which was approved by the Company's stockholders in 1997. This formula tied Mr. Eisner's bonus each year to the growth of the Company's earnings per share ("EPS") above an annual growth rate of 7.5% above the average earnings per share of the Company for fiscal 1997 and 1998. The formula then provided that the bonus for each year would be determined by multiplying the amount, if any, by which the Company's reported EPS exceeded the specified threshold level by a specified "Bonus Percentage," and then multiplying the resulting amount by the number of outstanding shares used by the Company in calculating its reported EPS for the fiscal year in question. However, at the request of the Company Mr. Eisner's employment agreement was amended on December 28, 1998 to provide that his bonus for fiscal 1999 will be determined pursuant to the Company's Annual Bonus Performance Plan and that during fiscal 1999 the bonus provisions of Eisner's employment agreement for fiscal years 2000 and beyond will be renegotiated (see "How is the Company's Chief Executive Officer Compensated?" above).

  In connection with the employment agreement, the Committee also granted to Mr. Eisner, on September 30, 1996, stock options with respect to a total of 24,000,000 shares of common stock of the Company under the Company's 1995 Stock Incentive Plan. Of this total, an option with respect to 15,000,000 shares bears an exercise price of $21.10, the fair market value of the Company's common stock on September 30, 1996 as determined under the Plan, and vests on September 30, 2003, with an expiration date of September 30, 2008. Three additional options, each with respect to 3,000,000 shares, bear exercise prices in excess of fair market value on the date of grant: one, with an exercise price of $26.38 (125% of fair market value), vests on September 30, 2004; the second, with an exercise price of $31.66 (150% of fair market value), vests on September 30, 2005; and the third, with an exercise price of $42.21 (200% of fair market value), vests on September 30, 2006. The three additional options expire on September 30, 2011.

  Mr. Eisner's employment agreement provides that either the Company or Mr. Eisner may at any time request a renegotiation of the bonus formula if circumstances arise that cause the results of the bonus formula to be "unfair and inequitable." These circumstances include a combination with another company, capital restructuring, material changes in accounting rules or tax laws, severe or prolonged recession or inflation or any other circumstances, whether intrinsic or extrinsic to the Company, that could materially affect the formula results. If in such circumstances the parties are unable to reach agreement on a substitute formula, the matter may be submitted to arbitration. In all cases, the Company will be permitted to seek stockholder approval or take such other steps as are reasonably required in order for the Company to claim the deductibility of any bonus paid pursuant to a substitute formula. Any change in the bonus formula may be made only on a prospective basis (i.e., only with respect to future years or a year as to which the deadline under federal tax law for establishing a performance-based plan has not passed) and could increase (or decrease) the cost to the Company.

  Mr. Eisner is entitled to receive the bonuses referred to above for each year in which he is employed under the new agreement and, in the event of termination of his employment by the Company in a manner that is a breach of the agreement or termination by him for "good reason" as described below, for the full remaining term of the employment agreement and the 24-month period thereafter, subject to reduction to twelve months if he takes employment with another major entertainment company (other than as an independent producer) within twelve months of termination. In the event of termination of employment as a result of death or disability or upon normal termination of the agreement in September 2006, Mr. Eisner will receive such bonuses for the year in which the termination occurs and for the 24 months following such fiscal year. The employment agreement also provides for a death benefit to Mr. Eisner's estate in the event of his death during the term of the agreement, in an after-tax amount equal to $3,000,000.

  The Company has the right to terminate Mr. Eisner's employment upon his death; illness or disability that has incapacitated him for six consecutive months; or "good cause," which is defined as gross negligence, malfeasance or resignation without approval of the Company. Mr. Eisner has the right to terminate the agreement for "good reason" in the event he is not elected or retained as Chairman and Chief Executive Officer and a director of the Company, or the Company acts to reduce his duties and responsibilities materially or to change the location of the performance of his duties from the Los Angeles area. In the event of any termination of Mr. Eisner's employment by the Company without "good cause" or by Mr. Eisner for "good reason," or in the event of his death or disability, all of Mr. Eisner's options granted in connection with his new employment agreement vest immediately and remain exercisable until the earlier of five years thereafter or their scheduled expiration dates, and he or his estate is entitled to a cash payment equal to the present value of the remainder of the salary and to the bonus payments provided for in his agreement as described above.

  The agreement also provides for Mr. Eisner to serve as a consultant to the Company after expiration of the agreement at a fee to be mutually agreed (which may be nominal), plus continuation of his benefits and perquisites under the agreement, other than salary, bonus, stock options and group health, pension and employee welfare plan coverage. Any such consulting agreement would be terminable by the Company if Mr. Eisner were to accept employment with a third party, render any services to a competitor or become disabled.

                     EXECUTIVE COMPENSATION SUMMARY TABLE

  The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of September 30, 1998 (the "named executive officers") for services rendered to the Company during each of the last three fiscal years.

                     EXECUTIVE COMPENSATION SUMMARY TABLE

                                                         LONG-TERM
                                   ANNUAL COMPENSATION  COMPENSATION
                                   -------------------- ------------
                                                           NUMBER
                                                          OF STOCK
     NAME AND PRINCIPAL     FISCAL                        OPTIONS       ALL OTHER
         POSITIONS           YEAR  SALARY(1)   BONUS     GRANTED(2)  COMPENSATION(3)
  Michael D. Eisner          1998  $764,423  $5,000,000                  $3,820
  Chief Executive Officer    1997   750,000   9,900,000          --       3,820
   and Chairman of the
    Board                    1996   750,000   7,900,000  24,000,000       3,520
  Roy E. Disney              1998  $509,615  $  410,000          --      $  620
  Vice Chairman of the
   Board                     1997   500,000     700,000          --         620
                             1996   459,614     700,000          --       3,520
  Sanford M. Litvack         1998  $764,423  $1,100,000     375,000      $3,820
  Senior Executive Vice
   President                 1997   749,616   1,475,000     600,000       3,820
   and Chief of Corporate
    Operations               1996   650,000   1,100,000          --       3,520
  Peter E. Murphy            1998  $461,443  $  600,000          --      $3,495
  Executive Vice President   1997   297,597     550,000     315,000       3,495
   and Chief Strategic
    Officer                  1996   248,078     450,000     120,000       3,000
  Thomas O. Staggs           1998  $381,154  $  650,000     420,000      $3,495
  Executive Vice President   1997   277,885     900,000          --       3,495
   and Chief Financial
    Officer                  1996   248,078     450,000     120,000       3,000

 (1) Fiscal 1998 included 53 weekly pay periods, while fiscal 1997 and 1996 included 52 such periods.
 (2) Adjusted to reflect the Company's three-for-one stock split during fiscal 1998.
 (3) The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to S.E.C. rules. The amounts shown in this column include the following:
   . Matching contributions by the Company under the Disney Salaried Savings and Investment Plan, all of which are invested in common stock of the Company. During fiscal 1998, the Company's matching contributions were $3,200 for each of Messrs. Eisner, Litvack, Murphy and Staggs.
     Mr. Disney did not participate in the plan.
   . Insurance premiums under personal liability insurance plans that the Company provides for certain key employees with coverage up to $5,000,000. Benefits under the plan supplement each employee's personal homeowner's and automobile liability insurance coverage. During fiscal 1998, the Company paid $620 in premiums on behalf of each of the named executive officers.

                         OPTION GRANTS FOR FISCAL 1998

  The following table sets forth information with respect to option grants to the named executive officers during fiscal 1998 and the potential realizable value of such option grants:

  .the number of shares of common stock underlying options granted during the year;
  .the percentage that such options represent of all options granted to employees during the year;
  .the exercise price;
  .the expiration date; and
  . the hypothetical present value, as of the grant date, of the options under the option pricing model discussed below.

  The hypothetical value of the options as of their date of grant has been calculated below, using the Black-Scholes option pricing model, as permitted by S.E.C. rules, based upon a set of assumptions set forth in the footnote to the table. It should be noted that this model is only one method of valuing options, and the Company's use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

                       OPTION GRANTS DURING FISCAL 1998

                                  % OF TOTAL
                         NUMBER    OPTIONS                         HYPOTHETICAL
                           OF     GRANTED TO  EXERCISE               VALUE AT
                         OPTIONS EMPLOYEES IN  PRICE    EXPIRATION    GRANT
           NAME          GRANTED FISCAL YEAR  ($/SHARE)   DATE(1)     DATE(2)
  Michael D. Eisner.....      --       --          --          --           --
  Roy E. Disney.........      --       --          --          --           --
  Sanford M. Litvack.... 375,000     1.39%     $36.25    11/24/07   $3,206,250
  Peter E. Murphy.......      --       --          --          --           --
  Thomas O. Staggs...... 420,000     1.56%     $38.57     4/21/08   $5,422,200

 (1) The Compensation Committee and the Executive Performance Subcommittee, which administer the Company's stock option and incentive plans, have general authority to accelerate, extend or otherwise modify benefits under option grants in certain circumstances within overall plan limits, and, with the consent of the affected optionee, to change the exercise price to a price not less than 100% of the market value of the stock on the effective date of the amendment. The Committee and the Subcommittee have no current intention to exercise that authority with respect to these options.
 (2) The estimated present value at grant date of options granted during fiscal year 1998 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of six years; a risk-free interest rate of 5.4%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 23.0%; and a dividend yield of 0.71%, representing the current $0.20 per share annualized dividends divided by the fair market value of the common stock on the date of grant. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

OPTION EXERCISES AND VALUES FOR FISCAL 1998

  The table below sets forth the following information with respect to option exercises during fiscal 1998 by each of the named executive officers and the status of their options at September 30, 1998:

  .the number of shares of common stock acquired upon exercise of options during fiscal 1998;
  .the aggregate dollar value realized upon the exercise of such options; .the total number of exercisable and non-exercisable stock options held at
    September 30, 1997, and
  .the aggregate dollar value of in-the-money exercisable options at September 30, 1998.

                AGGREGATED OPTION EXERCISES DURING FISCAL 1998
                                      AND
                      OPTION VALUES ON SEPTEMBER 30, 1998

                             NUMBER OF                                          VALUE OF UNEXERCISED IN-
                              SHARES        VALUE       NUMBER OF UNEXERCISED       THE-MONEY OPTIONS
                           ACQUIRED UPON   REALIZED        OPTIONS 9/30/98             9/30/98(1)
                            EXERCISE OF      UPON     ------------------------- -------------------------
            NAME              OPTION       EXERCISE   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  Michael D. Eisner.......  22,000,008   $569,827,702  1,999,992   24,000,000   $39,406,547  $67,812,000
  Roy E. Disney...........          --             --    360,000      240,000     3,637,548    2,425,032
  Sanford M. Litvack......     150,000      9,356,355  1,350,000      975,000    17,597,010    2,724,975
  Peter E. Murphy.........      45,000        962,825    222,700      450,000     1,624,826    1,001,246
  Thomas O. Staggs .......      30,000        786,098    210,000      600,000     2,166,349    1,001,246

 (1) In accordance with S.E.C. rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $25.625, the average of the high and low common stock price reported for New York Stock Exchange transactions on September 30, 1998.

RETIREMENT PLANS

  The Company maintains a tax-qualified, noncontributory retirement plan, called the Disney Salaried Retirement Plan, for salaried employees who have completed one year of service. Benefits are based primarily on the participant's credited years of service and average base compensation (base compensation excludes other compensation such as bonuses) for the highest five consecutive years of compensation during the ten-year period prior to termination or retirement, whichever is earlier. In addition, a portion of each participant's retirement benefit is comprised of a flat dollar amount based solely on years and hours of credited service. Retirement benefits are non-forfeitable after five years of vesting service, and actuarially reduced benefits are available for participants who retire on or after age 55 after five years of vesting service.

  In addition, the Company maintains a nonqualified, unfunded plan, the Amended and Restated Key Plan, which provides retirement benefits for key salaried employees. This plan provides retirement benefits in excess of the compensation limitations and maximum benefit accruals for tax-qualified plans. In calendar year 1998, the maximum compensation limit under a tax-qualified plan was $160,000 and the maximum annual benefit accruable under a tax-qualified defined benefit plan was $430,000. Benefits under this plan are provided by the Company on a noncontributory basis.

  The table below illustrates the total combined estimated annual benefits payable under these retirement plans to eligible salaried employees for years of service assuming normal retirement at age 65. The table illustrates estimated benefits payable determined on a straight-life annuity basis. There is no offset in benefits under either plan for Social Security benefits.

                     RETIREMENT PLAN AND RESTATED KEY PLAN

          AVERAGE ANNUAL BASE                  YEARS OF CREDITED SERVICE
         COMPENSATION HIGHEST           ----------------------------------------
        FIVE CONSECUTIVE YEARS            15      20      25      30       35
      $  150,000....................... $45,444 $60,621 $75,906 $91,050 $104,925
         300,000.......................  88,757 118,371 148,094 177,675  205,988
         450,000....................... 132,069 176,121 220,281 264,300  307,050
         600,000....................... 175,382 233,871 292,469 350,925  408,113
         750,000....................... 218,694 291,621 364,656 437,550  509,175
       1,000,000....................... 290,882 387,871 484,969 581,925  677,613

  As of December 1, 1998, the estimated annual payments for services under the Company's retirement plans would be based upon an average compensation of $750,000 for Mr. Eisner, $438,461 for Mr. Disney, $669,538 for Mr. Litvack, $295,105 for Mr. Murphy and $274,943 for Mr. Staggs. Messrs. Eisner and Disney each have fourteen years, Mr. Litvack has eight years, Mr. Murphy has ten years and Mr. Staggs has nine years of credited service.

COMPARISON OF FIVE-YEAR AND FOURTEEN-YEAR CUMULATIVE TOTAL RETURNS

  The following two graphs compare the performance of the Company's common stock with the performance of the Standard & Poor's 500 Composite Stock Price Index and a peer group index over two periods extending through the end of fiscal 1998. The first period covers the five fiscal years beginning on October 1, 1993, while the second period covers the fourteen fiscal years beginning on October 1, 1984, shortly after Mr. Eisner became the Company's Chairman and Chief Executive Officer. The graphs assume that $100 was invested on, respectively, September 30, 1993 and September 30, 1984 in the Company's common stock, the S&P 500 Index and each of the peer group indices, and that all dividends were reinvested.

  The peer group represented in the graphs includes the corporations (other than the Company) that make up the Standard & Poor's Entertainment Index, a published industry index, together with The News Corporation Limited, which is not included in the Standard and Poor's Entertainment Index but is engaged in many of the same businesses as the Company.

                               PERFORMANCE GRAPHS

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG THE WALT DISNEY COMPANY, S&P 500 AND CUSTOM COPOSITE
                                INDEX (4 STOCKS)

                        PERFORMANCE GRAPH APPEARS HERE

                                                           CUSTOM
Measurement Period           THE WALT                      COMPOSITE
(Fiscal Year Covered)        DISNEY COMPANY   S&P 500      INDEX (4 STOCKS)
-------------------          --------------   ---------    ----------------
Measurement Pt-  9/93        $100             $100         $100
FYE   9/94                   $103             $104         $ 86
FYE   9/95                   $154             $135         $103
FYE   9/96                   $171             $162         $ 89
FYE   9/97                   $219             $227         $105
FYE   9/98                   $208             $244         $166

              COMPARISON OF FOURTEEN-YEAR CUMULATIVE TOTAL RETURN
            AMONG THE WALT DISNEY COMPANY, S&P 500 AND CUSTOM COMPOSITE
                               INDEX (4 STOCKS)

                        PERFORMANCE GRAPH APPEARS HERE

                                                        CUSTOM
Measurement Period           THE WALT                   COMPOSITE INDEX
(Fiscal Year Covered)        DISNEY COMPANY  S&P 500    (4 STOCKS)
-------------------          --------------  -------    ---------------
Measurement Pt-  9/84        $  100          $100       $100
FYE   9/85                   $  145          $114       $134
FYE   9/86                   $  275          $151       $215
FYE   9/87                   $  543          $216       $359
FYE   9/88                   $  456          $189       $286
FYE   9/89                   $  855          $252       $384
FYE   9/90                   $  644          $228       $204
FYE   9/91                   $  815          $300       $276
FYE   9/92                   $1,043          $333       $347
FYE   9/93                   $1,092          $376       $594
FYE   9/94                   $1,128          $390       $512
FYE   9/95                   $1,682          $506       $610
FYE   9/96                   $1,867          $608       $529
FYE   9/97                   $2,397          $854       $621
FYE   9/98                   $2,276          $916       $986

        ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Company has appointed PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 30, 1998. PricewaterhouseCoopers LLP has served as the Company's independent accountants since the incorporation of Walt Disney Productions in 1938. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP in fiscal 1998 included the examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission, services in connection with the monitoring of compliance with the Company's codes of conduct for licensees and manufacturers and consultations on various tax and information services matters.

  Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1999. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Review Committee and the Board of Directors.

                         ITEM 3--STOCKHOLDER PROPOSALS

  The Company has been notified that the following stockholders of the Company intend to present the proposals set forth below for consideration at the annual meeting. The address and stock ownership of each of the proponents will be furnished by the Corporate Secretary of the Company to any person, orally or in writing as requested, promptly upon receipt of any oral or written request therefor.

PROPOSAL 1--YEAR 2000

  Mr. Dean V. Shahinian has submitted the following resolution:

    "The "Year 2000 Computer Problem' has drawn international attention from business executives, Congress, regulators, journalists and others. The President of the United States appointed a Year 2000 czar. The US Congress has held numerous hearings and established a Senate Special Committee on the Year 2000 Technology Problem, under the chairmanship of Sen. Robert Bennett. National and international conferences have been convened and numerous articles in Fortune, Newsweek, and other periodicals have discussed the scope and serious consequences of the Year 2000 problem. Noted economist Dr. Edward Yardeni has predicted a 60% chance of a global recession caused by the millennium computer problems.

    "At present, many computer systems are not prepared to operate successfully after January 1, 2000. Experts say that upgrading the computer software is the single largest information technology project undertaken in history.

    "On January 1, 2000, computer systems that do not recognize the proper year may fail. The potential damage from the failure of part of a company's computer systems, or the computers of a company's suppliers or customers, may have far reaching effects. Computer systems govern the automated operation of amusements, broadcast equipment, and myriad other functions. A serious failure could damage client relationships, reputation, and financial results, which impact shareholder interests.

    "The shareholders, in the Proposal below, ask Disney to report on its preparedness for computer systems to operate properly after January 1, 2000. Although the company may make limited types of Year 2000 disclosures pursuant to federal securities laws, shareholders support the Proposal in order to receive all of the significant information specified below.

 PROPOSAL

  "The shareholders ask the Board of Directors to inform them in a report about Disney's preparedness for the Year 2000, i.e. preparing its computer systems to operate without flaw beginning on January 1, 2000, by providing the information described below:

    "1. A description of the progress of Disney, including a timetable, in completing five phases of Year 2000 remediation:

      "A. Awareness
      "B. Assessment
      "C. Renovation
      "D. Validation
      "E. Implementation

    "2. Disney's assessment of whether its vendors, suppliers, customers, or business affiliates operate computer systems are capable of conducting business without disruption with Disney on and after January 1, 2000;

    "3. Costs that Disney has paid or otherwise incurred in connection with the remediation efforts to date and estimated additional costs expected in connection with future remediation efforts;

    "4. An estimate of anticipated legal costs and liability outlays associated with the defense of potential legal actions against the company resulting from Year 2000 computer system problems; information about any insurance it has to cover specific Year 2000 computer systems problems or the defense of legal actions against the company or its officers and directors arising from Year 2000 problems; and

    "5. Contingency plans developed to ensure continuous operation of the company's essential business functions in the event of Year 2000 problems in the computer systems of Disney or its vendors, suppliers, customers, or business affiliates.

    "Shareholders request that Disney provide this information in a report sent to shareholders within 90 days of the meeting."

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS.

  The Company has organized a task force, headed by the Company's Chief Information Officer, to oversee its global efforts to ensure that all critical computer systems are made "Year 2000 compliant" prior to January 1, 2000, and to work with the Company's key business counterparts and providers of infrastructure services such as power and transportation to minimize risks of disruption resulting from possible failures in their systems. The work of this task force, including the Company's six-phase program addressing year 2000 issues, is described at pages 55 to 56 of the Company's 1998 annual report accompanying this proxy statement. (The report also appears at pages 23 to 26 of the Company's 1998 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, and may be accessed through the Investor Relations page of the Company's website, Disney.com.) All of the elements of Mr. Shahinian's proposal relevant to the Company's operations are addressed in that report, in accordance with the reporting requirements recently established by the Securities and Exchange Commission.

  Updates on the status of the Company's year 2000 efforts will be included as appropriate in the Company's periodic reports going forward. Under these circumstances, the Company does not believe any useful purpose would be served by a costly separate mailing of its report on this issue to stockholders within 90 days after the annual meeting.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL 2--CONTRACT SUPPLIER STANDARDS

  The Adrian Dominican Sisters, Amalgamated Bank of New York LongView Collective Fund, As You Sow Foundation, Lois V. Bromson, Burke-Lazarus Trust, Dominican Sisters of Hope, Domini Social Investments LLC, General Pension and Benefits Board of the United Methodist Church, Maryknoll Sisters of St. Dominic, Medical Mission Sisters, Missionary Oblates of Mary Immaculate of Texas, Oregon Province of the Society of Jesus, Presbyterian Church (USA), Sisters of the Blessed Sacrament for Indians and Colored People, Sisters of Charity of the Incarnate Word, Sisters of Mercy of the Americas, Sisters of Notre Dame, Sisters of St. Dominic and Sisters of St. Joseph have submitted the following proposal:

  "WHEREAS: The public is concerned about the conditions under which the goods they purchase and the clothing they wear are produced. More companies are contracting with independent producers for goods and services outside the United States. A Marymount University survey conducted in 1996 indicates 79% of respondents stated they would avoid shopping in stores if they were aware that stores sold goods made under sweatshop conditions. Eighty-three percent said they would be willing to pay a dollar more for a $20 garment not made in sweatshops.

  "Disturbing information has surfaced about independent producers with regard to abuse of worker rights. In July 1997, a human rights group released information indicating that workers at Gilanex factories in Haiti, where shirts are sewn for Disney, receive as little as 28 cents an hour, which does not allow for workers to meet their basic needs. At least one major producer of Disney products pulled out of Haiti in late 1997, which we believe has placed unnecessary hardships on Haitian workers.

  "Disney should take actions to ensure it does not and will not do business with foreign suppliers who manufacture items for sale in the United States using forced labor, convict labor, or illegal child labor, or who fail to satisfy all applicable standards and laws protecting their employees' wages, benefits, working conditions, freedom of association and other rights.

  "We commend Disney for publishing its Code of Conduct and translating it into the languages of employees where the company has contracts. Disney should demonstrate enforcement of its code by developing independent monitoring programs with local non-governmental groups and policies for a sustainable living wage system for contract employees, which would add little to production costs.

  "Disney's implementation of independent monitoring would enhance the effectiveness of its current compliance program. The Gap Inc. has participated in an independent monitoring process in El Salvador with respected religious and human rights institutions for the last three years. Other companies like Liz Claiborne, Mattel and Nike have announced plans to develop independent monitoring programs in conjunction with local non-governmental organizations. Nike's CEO Philip H. Knight said "Independent monitoring is a critical element of an overall system of improving labor practices.' (New York Times, May 13, 1998)

  "Resolved: Shareholders request the Board of Directors to report on its Code of Conduct compliance mechanisms for vendors, subcontractors and buying agents in the countries where it sources. A summary of the results should be reported to shareholders by September 1998. The report should include:

  "1. Summary of current company practices enforcing the company's Code of Conduct for its manufacturers and licensees.

  "2. Establishment of independent monitoring programs in conjunction with local respected religious and human rights groups.

  "3. Policies to implement ongoing wage adjustments, ensuring adequate purchasing power and a sustainable living wage.

  "4. Establishment of incentives to encourage suppliers to raise standards rather than terminate contracts.

  "5. Public disclosure of contract supplier reviews on a regular basis."

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS.

  The proposed resolution is substantially the same as proposals considered at the Company's 1997 and 1998 annual meetings, which were submitted by some of the same proponents. Excluding "broker non-votes," the 1997 resolution was supported by approximately 9.1% of the proxies submitted, while the 1998 resolution received the support of approximately 8.0% of the proxies submitted.

  During 1998, the Company continued to expand and develop its international labor standards compliance program under the auspices of the International Labor Standards Group, which includes senior executives from the Company's corporate and business operations. Key activities during the year included:

  . regional meetings between the Company's licensing and monitoring executives and more than 5,000 licensees and manufacturers in Asia, Latin America, Europe and the United States to review the Codes and the Company's monitoring activities, and to develop action plans where appropriate to ensure compliance with the Company's standards;

  . individual meetings with the Company's top 200 licensees to work directly with each of them to develop specific programs for increased licensee involvement in the monitoring process;

  . continued distribution of the Company's Code of Conduct for Licensees and Code of Conduct for Manufacturers (translated into more than 50 languages) to all of the Company's licensees and to each manufacturer engaged in the production of Disney-branded merchandise; and

  . further expansion of the Company's own monitoring program, including more than 6,600 manufacturer audits around the world (including follow-up reaudits where necessary) during calendar 1998, conducted by independent professional firms as well as the Company's internal auditors.

  The full text of the Codes of Conduct may be obtained by interested stockholders from the Corporate Secretary of the Company.

  These ongoing efforts--combining a focus on education, monitoring and cooperation with licensees and manufacturers to ensure compliance with the Company's standards--reflect the Company's continuing commitment to strengthening the labor practices of its domestic and international licensees and manufacturers. In this respect, the Company believes its activities are substantially consistent with the objectives of the proposed resolution. However, the Company disagrees with the present resolution in two principal respects.

  First, the Company continues to believe that its current approach to monitoring, which relies on both internal auditors and independent professional monitoring firms, is best suited to ensure consistency in compliance with its standards on a global basis. While the Company agrees that there may be a role for local nongovernmental organizations in special circumstances, there is neither an existing network of organizations to carry out such monitoring on a global basis nor a consensus on monitoring standards or methods.

  Second, the Company does not believe that the proponents' call for the implementation of "ongoing wage adjustments, ensuring adequate purchasing power and a sustainable living wage" is feasible or realistic. The Company's Codes of Conduct address this issue in the same manner as the Workplace Code of Conduct developed by the White House Apparel Industry Partnership, requiring licensees and manufacturers to recognize that wages are essential to meeting employees' basic needs and to comply, at a minimum, with all applicable wage and hour laws and regulations. The Codes further state the Company's expectation that, where local industry standards are higher than applicable legal requirements, manufacturers will meet the higher standards. This, too, is consistent with the Workplace Code of Conduct. The Company expects all facilities engaged in the manufacture of Disney-branded merchandise to comply with local compensation laws and meet local industry standards, where higher, but does not believe it can realistically go beyond these requirements by attempting to determine and impose additional levels of compensation at each of the more than 18,000 facilities that are engaged from time to time in the manufacture of Disney-branded (as well as non-Disney) merchandise.

  With respect to the resolution's call for regular public disclosure of contract supplier reviews, the Company continues to believe that greater progress will be made in the improvement of international labor practices through a combination of education, cooperative efforts to improve standards and monitoring than through a system of public reporting. The Company recognizes its responsibility, however, to keep interested shareholders informed on the status of its ongoing efforts, and will continue to do so.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL 3--FUTURE ADOPTION OF A SHAREHOLDER RIGHTS PLAN

  Mr. Francis G. Forsyth Jr. has submitted the following resolution:

    "Resolved, that the shareholders of the Walt Disney Company request the Board of Directors to refrain from adopting any future shareholders rights plan, rights agreement, or other device commonly known as a "poison pill' without the prior approval of the stockholders at an Annual or Special meeting,

  "Statement of Support:

    "A poison pill is an anti-takeover device, which effectively prevents a change in control of a Company without the approval of the Board of Directors. It forces potential acquirers to negotiate acquisitions with management, instead of making an offer directly to the stockholders.

    "The stockholders, who own the Company, should have the right to decide what is a fair price for their holdings. The directors and managers, who serve as our agents, should not usurp that right.

    "In addition, by forcing potential acquirers to negotiate with the Board, poison pills have a tendency to entrench management, to insulate it from accountability, and to make management less responsive to the views of stockholders. Stockholders should have the right to decide whether the risk of such consequences may be warranted by special circumstances that might make it appropriate to adopt a poison pill.

    "In this regard a proposal submitted for the 1998 annual meeting of the Walt Disney Company with respect to the shareholder rights plan received 43% of the votes cast."

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS.

  The Board of Directors adopted the Company's current shareholder rights plan in 1989 to protect the Company's stockholders against abusive takeover tactics and to ensure that each stockholder would be treated fairly in any transaction involving an acquisition of control of the Company. The purpose of the plan was to strengthen the Board's ability, in a manner consistent with its fiduciary duties, to protect and maximize the value of stockholders' investment in the Company in the event of an unsolicited attempt to acquire control of the Company.

  By its terms, the Company's current plan expires on June 30, 1999. The Board of Directors has decided to allow the current plan to expire as scheduled without replacement. In reaching this decision, the Board took into account the changes over the past decade in the legal and marketplace environment with respect to corporate takeovers, as well as the substantial growth in the Company's size and market capitalization. The decision to proceed without the protections afforded by a rights plan also reflected the Board's broader initiatives in recent years in the field of corporate governance, including the adoption of the Corporate Governance Guidelines in 1996, the 1997 decision to "declassify" the Board of Directors in order to provide for the annual election of all directors by 2001 and the 1998 addition of two new independent directors to the Board.

  The Board has no current intention or expectation of reinstating a rights plan of any kind. If circumstances, unforeseen at present, arise in the future that might make the adoption of a new plan advisable, the Board would necessarily take into account a variety of factors to ensure maximization of stockholder value in the event of an unsolicited attempt to acquire control of the Company. These factors would include legal requirements and marketplace practices, as well as whether a new plan should be submitted to stockholders in advance or, like many current plans, provide for stockholder action in connection with the operation or termination of the plan. The Board of Directors does not believe, however, that it is appropriate or desirable for the Company and its stockholders to take a definitive position on this issue at a time when there is simply no pending or anticipated controversy with respect to the adoption of a new rights plan.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                            ADDITIONAL INFORMATION

  STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING. Stockholders interested in presenting a proposal for consideration at the Company's annual meeting of stockholders in 2000 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's by-laws. To be eligible for inclusion, stockholder proposals must be received by the Company's Corporate Secretary no later than September 7, 1999.

  PROXY SOLICITATION COSTS. The proxies being solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Georgeson & Co., 100 Wall Street, New York, New York 10005, to aid in the solicitation. For these services, the Company will pay Georgeson & Co. a fee of $15,000 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                          By order of the Board of Directors,

                                          Marsha L. Reed
                                          Corporate Secretary

January 4, 1999

[RECYCLED LOGO]

                       [LOGO OF THE WALT DISNEY COMPANY]
PROXY FORM                                                            PROXY FORM

Disney

         Annual Meeting of Stockholders - To Be Held February 23, 1999
                  THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) SANFORD M. LITVACK, THOMAS O. STAGGS, and DAVID K. THOMPSON, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of The Walt Disney Company that the undersigned would be entitled to cast if personally present at the 1999 Annual Meeting of Stockholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSAL NUMBER 2, AGAINST PROPOSALS NUMBER 3 THROUGH 5, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Please date, sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

               Continued and to be voted and signed on reverse.

                                   --------------------------------------------
                                   IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET,
                                         PLEASE READ THE INSTRUCTIONS BELOW
                                   --------------------------------------------
                                   The Walt Disney Company encourages you to take advantage of new and convenient ways to vote your shares on matters to be covered at the 1999 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot. We've made it easier than ever.

                                   VOTE BY PHONE - 1-800-690-6903
                                   Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.

                                   VOTE BY INTERNET - WWW.PROXYVOTE.COM
                                   Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and create an electronic ballot.

                                   VOTE BY MAIL
                                   Mark, sign and date your proxy card and
                                   return it in the postage-paid envelope we've provided or return it to The Walt Disney Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

                                   If you vote by phone or vote using the
                                   Internet, please do not mail your proxy.
                                             THANK YOU FOR VOTING.



                                   CONTROL NUMBER:


   THE BOARD RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3, 4 AND 5
--------------------------------------------------------------------------------
  THE WALT DISNEY COMPANY

  PLEASE MARK ALL CHOICES LIKE THIS [X]

  For multiple accounts only - Mark this box to discontinue annual report mailing for this account [_]

  ELECTION OF DIRECTORS:
                                                                                     For         Withheld      For All
  (1) (01) Judith L. Estrin, (02) Sanford M. Litvack, (03) Sidney Poitier,           All            All         Except:
      (04) Robert A.M. Stern, (05) Andrea Van de Kamp                                [_]            [_]          [_]

To withhold authority to vote, mark "For All Except" and write the
nominee's number on the line below.                                                  ___________________________________

  (2) To ratify the appointment of
      PricewaterhouseCoopers LLP as the Company's                                     For          Against      Abstain
      independent accountants for 1999.                                              [_]            [_]          [_]


  (3) To approve the stockholder proposal with respect to year 2000                  For          Against      Abstain
                                                                                     [_]            [_]          [_]

  (4) To approve the stockholder proposal with respect to                            For          Against      Abstain
      contract supplier standards                                                    [_]            [_]          [_]


  (5) To approve the stockholder proposal with respect to                            For          Against      Abstain
      future adoption of a shareholder rights plan                                   [_]            [_]          [_]


-----------------------------------------------------                   ---------------------------------------------------

-----------------------------------------------------                   ---------------------------------------------------
Signature (PLEASE SIGN WITHIN BOX)       Date                            Signature (Joint Owners)                  Date